News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2019 SECOND QUARTER RESULTS
Net Sales in-line vs. YA; Organic Sales +4%;
Diluted Net EPS $1.22, +31%; Core EPS $1.25, +5%; Currency-Neutral Core EPS +13%
CINCINNATI, January 23, 2019 - The Procter & Gamble Company (NYSE:PG) reported second quarter fiscal year 2019 net sales of $17.4 billion, even with the prior year level. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased four percent. Diluted net earnings per share were $1.22, an increase of 31% versus the prior year primarily due to the income tax charges related to transitional impacts of the U.S. Tax Act in the base period. Core earnings per share increased five percent to $1.25. Currency-neutral core EPS increased 13% versus the prior year.

Operating cash flow was $4.0 billion for the quarter. Free cash flow productivity was 103%. The Company returned $2.6 billion of cash to shareholders via nearly $1.9 billion of dividend payments and $0.8 billion of common stock repurchases.

“We delivered strong organic sales in the second quarter, building on our first quarter momentum, which enables us to increase our outlook for the year,” said David Taylor, Chairman, President and Chief Executive Officer. “Our focus on superiority, productivity and improving P&G’s organization and culture is delivering improved results despite a challenging competitive and macroeconomic environment.”

October - December Quarter Discussion
Net sales in the second quarter of fiscal year 2019 were $17.4 billion, unchanged versus the prior year. Unfavorable foreign exchange was a four percent hurt to sales for the quarter. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased four percent driven by a two percent increase in shipment volume. Pricing was a one percent help to organic sales. Positive mix impact was a one percent help to organic sales due to the disproportionate growth of the premium Skin Care category behind the SK-II brand and strong growth in developed markets.

October - December 2018	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	1%	(4)%	2%	5%	—%	4%	—%	8%
Grooming	(4)%	(5)%	1%	—%	(1)%	(9)%	(4)%	(3)%
Health Care	3%	(3)%	1%	—%	(1)%	—%	4%	5%
Fabric & Home Care	4%	(3)%	1%	1%	(1)%	2%	4%	6%
Baby, Feminine & Family Care	1%	(4)%	1%	1%	—%	(1)%	1%	3%
Total P&G	2%	(4)%	1%	1%	—%	—%	2%	4%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)
Other includes the sales mix impact from acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile volume to net sales.

•
Beauty segment organic sales increased eight percent versus year ago. Skin and Personal Care organic sales increased double digits due to premium innovation, positive product mix from the disproportionate growth of super-premium SK-II and Olay Skin Care brands and increased pricing. Hair Care organic sales increased low single digits primarily due to increased pricing.

•
Grooming segment organic sales decreased three percent. Shave Care organic sales decreased mid-single digits due to volume declines following devaluation-driven price increases, volatility in quarter to quarter merchandising events and heightened competitive activity. Appliances organic sales was unchanged.

•
Health Care segment organic sales increased five percent. Oral Care organic sales increased mid-single digits due to premium innovation. Personal Health Care organic sales increased mid-single digits due to innovation and increased pricing.

•
Fabric and Home Care segment organic sales increased six percent for the quarter. Fabric Care organic sales increased high-single digits driven by innovation, increased pricing and positive mix due to the disproportionate growth of premium products. Home Care organic sales increased low single digits driven by innovation, increased merchandising activities and increased pricing.

•
Baby, Feminine and Family Care segment organic sales increased three percent versus year ago. Baby Care organic sales was unchanged due to offsetting impacts. Increased pricing and positive mix due to the disproportionate growth of premium products were offset by competitive activity and volume reductions following increased pricing. Feminine Care organic sales increased high single digits driven by innovation and positive product mix due to the disproportionate growth of premium products. Family Care organic sales increased mid-single digits due to innovation, increased distribution and increased pricing, partially offset by negative mix due to disproportionate growth of large sizes.

Diluted net earnings per share were $1.22, an increase of 31% versus the prior year, primarily due to base period income tax charges related to the transitional impact of the U.S. Tax Act. Core earnings per share were $1.25, an increase of five percent versus the prior year driven primarily by a lower tax rate due to implementation of the U.S. Tax Act and a reduction in shares outstanding. Currency-neutral core earnings per share increased 13% for the quarter.

Reported gross margin decreased 100 basis points, including a 20 basis point impact from higher non-core restructuring charges versus the prior year. Core gross margin decreased 80 basis points, including 60 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin decreased 20 basis points, as 150 basis points of productivity savings and 50 basis points of pricing help were more than offset by 90 basis points of commodity cost increases, 30 basis points of innovation reinvestments and 100 basis points of unfavorable product mix and other impacts.

Selling, general and administrative expense (SG&A) as a percentage of sales decreased 90 basis points on a reported basis versus the prior year, including a 10 basis point help from a year-on-year decrease in non-core restructuring charges. Core SG&A as a percentage of sales decreased 80 basis points versus the prior year, including approximately 20 basis points of negative foreign exchange impacts. On a currency-neutral basis, core SG&A as a percentage of sales decreased 100 basis points driven by 60 basis points of net savings from overhead, media, agency fee and advertising production cost productivity and 110 basis points of sales leverage, partially offset by 70 basis points of reinvestments and other impacts.

Operating profit margin decreased approximately 20 basis points versus the base period on a reported basis including a 10 basis point hurt from higher non-core restructuring charges. Core operating margin decreased 10 basis points including approximately 90 basis points of negative foreign exchange impacts. On a currency-neutral basis, core operating margin increased 80 basis points including total productivity cost savings of 210 basis points for the quarter.

Fiscal Year 2019 Guidance
The Company is increasing the high end of its guidance for organic sales growth by one percent. Organic sales growth is now estimated in the range of two to four percent for fiscal 2019. The Company now estimates fiscal 2019 all-in sales growth in the range of down one percent to up one percent versus the prior fiscal year, which includes a headwind of three to four percentage points to sales growth from foreign exchange. The net effect of acquisitions and divestitures should have a modest positive impact on all-in sales growth.

The Company also maintained its expectation for core earnings per share growth of three to eight percent versus fiscal 2018 Core EPS of $4.22. This outlook includes an estimated $1.4 billion headwind from foreign exchange and higher commodity and transportation costs. On an all-in GAAP basis, diluted net earnings per share are expected to increase seventeen to twenty-four percent versus the prior year.

The Company now expects to exceed its target of 90% adjusted free cash flow productivity for fiscal 2019. P&G expects to pay over $7 billion in dividends and repurchase up to $5 billion of common shares.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
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P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended December 31			Six Months Ended December 31
	2018	2017	% Chg	2018	2017	% Chg
NET SALES	$17,438	$17,395	—%	$34,128	$34,048	—%
Cost of products sold	8,919	8,709	2%	17,403	16,978	3%
GROSS PROFIT	8,519	8,686	(2)%	16,725	17,070	(2)%
Selling, general and administrative expense	4,623	4,767	(3)%	9,275	9,503	(2)%
OPERATING INCOME	3,896	3,919	(1)%	7,450	7,567	(2)%
Interest expense	138	122	13%	267	237	13%
Interest income	63	66	(5)%	116	115	1%
Other non-operating income, net	95	170	(44)%	557	339	64%
EARNINGS BEFORE INCOME TAXES	3,916	4,033	(3)%	7,856	7,784	1%
Income taxes	700	1,472	(52)%	1,429	2,353	(39)%
NET EARNINGS	3,216	2,561	26%	6,427	5,431	18%
Less: Net earnings attributable to noncontrolling interests	22	66	(67)%	34	83	(59)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,194	$2,495	28%	$6,393	$5,348	20%

EFFECTIVE TAX RATE	17.9%	36.5%		18.2%	30.2%

NET EARNINGS PER SHARE (1)
Basic	$1.25	$0.96	30%	$2.51	$2.05	22%
Diluted	$1.22	$0.93	31%	$2.44	$2.00	22%

DIVIDENDS PER COMMON SHARE	$0.7172	$0.6896		$1.4344	$1.3792
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,623.0	2,669.6		2,617.6	2,680.1

COMPARISONS AS A % OF NET SALES			Basis Pt Chg			Basis Pt Chg
Gross profit	48.9%	49.9%	(100)	49.0%	50.1%	(110)
Selling, general and administrative expense	26.5%	27.4%	(90)	27.2%	27.9%	(70)
Operating income	22.3%	22.5%	(20)	21.8%	22.2%	(40)
Earnings before income taxes	22.5%	23.2%	(70)	23.0%	22.9%	10
Net earnings	18.4%	14.7%	370	18.8%	16.0%	280
Net earnings attributable to Procter & Gamble	18.3%	14.3%	400	18.7%	15.7%	300

(1)	Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended December 31, 2018
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,357	4%	$964	13%	$772	18%
Grooming	1,617	(9)%	448	(16)%	378	(11)%
Health Care	2,220	—%	669	—%	520	14%
Fabric & Home Care	5,557	2%	1,134	3%	860	20%
Baby, Feminine & Family Care	4,558	(1)%	930	—%	707	18%
Corporate	129	2%	(229)	N/A	(21)	N/A
Total Company	$17,438	—%	$3,916	(3)%	$3,216	26%

	Three Months Ended December 31, 2018
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	1%	—%	(4)%	2%	5%	—%	4%
Grooming	(4)%	(4)%	(5)%	1%	—%	(1)%	(9)%
Health Care	3%	4%	(3)%	1%	—%	(1)%	—%
Fabric & Home Care	4%	4%	(3)%	1%	1%	(1)%	2%
Baby, Feminine & Family Care	1%	1%	(4)%	1%	1%	—%	(1)%
Total Company	2%	2%	(4)%	1%	1%	—%	—%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Six Months Ended December 31
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$6,646	4%	$1,911	13%	$1,531	19%
Grooming	3,179	(5)%	865	(8)%	718	(5)%
Health Care	4,065	(1)%	1,109	(1)%	852	12%
Fabric & Home Care	11,045	2%	2,278	—%	1,737	17%
Baby, Feminine & Family Care	8,948	(2)%	1,832	(3)%	1,399	14%
Corporate	245	4%	(139)	N/A	190	N/A
Total Company	$34,128	—%	$7,856	1%	$6,427	18%

	Six Months Ended December 31, 2018
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	2%	2%	(4)%	2%	4%	—%	4%
Grooming	—%	—%	(5)%	1%	(1)%	—%	(5)%
Health Care	2%	4%	(2)%	1%	(1)%	(1)%	(1)%
Fabric & Home Care	4%	5%	(2)%	—%	—%	—%	2%
Baby, Feminine & Family Care	1%	1%	(3)%	—%	—%	—%	(2)%
Total Company	2%	3%	(3)%	—%	1%	—%	—%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)
Other includes the sales mix impact from acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Six Months Ended December 31
Amounts in millions	2018	2017
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$2,569	$5,569
OPERATING ACTIVITIES
Net earnings	6,427	5,431
Depreciation and amortization	1,293	1,368
Share-based compensation expense	181	157
Deferred income taxes	37	(2,008)
Gain on sale of assets	(370)	(158)
Changes in:
Accounts receivable	(398)	(547)
Inventories	(531)	(457)
Accounts payable, accrued and other liabilities	1,141	857
Other operating assets and liabilities	(370)	2,524
Other	164	148
TOTAL OPERATING ACTIVITIES	7,574	7,315
INVESTING ACTIVITIES
Capital expenditures	(1,781)	(1,900)
Proceeds from asset sales	18	201
Acquisitions, net of cash acquired	(3,848)	(101)
Purchases of short-term investments	(158)	(3,598)
Proceeds from sales and maturities of short-term investments	1,117	1,643
Change in other investments	(58)	50
TOTAL INVESTING ACTIVITIES	(4,710)	(3,705)
FINANCING ACTIVITIES
Dividends to shareholders	(3,703)	(3,636)
Change in short-term debt	1,206	1,524
Additions to long-term debt	2,368	5,072
Reductions of long-term debt	(978)	(1,281)
Treasury stock purchases	(2,003)	(4,253)
Impact of stock options and other	1,486	698
TOTAL FINANCING ACTIVITIES	(1,624)	(1,876)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(113)	129
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,127	1,863
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$3,696	$7,432

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	December 31, 2018	June 30, 2018
Cash and cash equivalents	$3,696	$2,569
Available-for-sale investment securities	8,421	9,281
Accounts receivable	5,055	4,686
Inventories	5,281	4,738
Prepaid expenses and other current assets	1,978	2,046
TOTAL CURRENT ASSETS	24,431	23,320
Property, plant and equipment, net	20,822	20,600
Goodwill	46,932	45,175
Trademarks and other intangible assets, net	25,947	23,902
Other noncurrent assets	5,555	5,313
TOTAL ASSETS	$123,687	$118,310

Accounts payable	$10,266	$10,344
Accrued and other liabilities	8,868	7,470
Debt due within one year	12,113	10,423
TOTAL CURRENT LIABILITIES	31,247	28,237
Long-term debt	21,514	20,863
Deferred income taxes	6,872	6,163
Other noncurrent liabilities	9,611	10,164
TOTAL LIABILITIES	69,244	65,427
TOTAL SHAREHOLDERS' EQUITY	54,443	52,883
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$123,687	$118,310

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's January 23, 2019 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business results and trends (i.e., trends excluding non-recurring or unusual items) and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that included incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
Transitional Impact of U.S. Tax Reform: As discussed in Note 2 to the Consolidated Financial Statements, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) in December 2017.  This resulted in a net charge of $628 million for the quarter ended December 31, 2017, comprised of an estimated repatriation tax charge of $3.8 billion and a net deferred tax benefit of $3.2 billion.  The adjustment to core earnings only includes this transitional impact.  It does not include the ongoing impacts of the lower U.S. statutory rate on current year earnings.

We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and foreign exchange from year-over-year comparisons. The impact of the adoption of the new accounting standard for Revenue from Contracts with Customers is driven by the prospective reclassification of certain customer spending from marketing (SG&A) expense to a reduction of Net sales. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core effective tax rate: Core effective tax rate is a measure of the Company's effective tax rate adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company's operating efficiency over time.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time. These measures are also used when evaluating senior management in determining their at-risk compensation.
Free cash flow: Free cash flow is defined as operating cash flow less capital spending. Free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Free cash flow productivity: Free cash flow productivity is defined as the ratio of free cash flow to net earnings. Management views free cash flow productivity as a useful measure to help investors understand P&G's ability to generate cash. Free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate free cash flow productivity at or above 90 percent.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended December 31, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,919	$(123)	$—	$8,796
GROSS PROFIT	8,519	123	—	8,642
GROSS MARGIN	48.9%	0.7%	—%	49.6%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,623	38	(1)	4,660
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	26.5%	0.2%	—%	26.7%
OPERATING INCOME	3,896	85	1	3,982
OPERATING PROFIT MARGIN	22.3%	0.5%	—%	22.8%
NET EARNINGS ATTRIBUTABLE TO P&G	3,194	77	1	3,272
EFFECTIVE TAX RATE	17.9%	—%	(0.1)%	17.8%
				Core EPS
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.22	$0.03	$—	$1.25
	CURRENCY IMPACT TO CORE EARNINGS			0.09
	CURRENCY-NEUTRAL CORE EPS			$1.34
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,623
COMMON SHARES OUTSTANDING - DECEMBER 31, 2018	2,501.6

(1)	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	(80)	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(80)	BPS
CORE OPERATING PROFIT MARGIN	(10)	BPS
CORE EFFECTIVE TAX RATE	(330)	BPS
CORE EPS	5%
CURRENCY-NEUTRAL CORE EPS	13%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended December 31, 2017
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	TRANSITIONAL IMPACTS OF U.S. TAX REFORM	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,709	$(86)	—	$1	$8,624
GROSS PROFIT	8,686	86	—	(1)	8,771
GROSS MARGIN	49.9%	0.5%	—%	—%	50.4%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,767	19	—	(1)	4,785
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	27.4%	0.1%	—%	—%	27.5%
OPERATING INCOME	3,919	67	—	—	3,986
OPERATING PROFIT MARGIN	22.5%	0.4%	—%	—%	22.9%
NET EARNINGS ATTRIBUTABLE TO P&G	2,495	51	628	—	3,174
EFFECTIVE TAX RATE	36.5%	(0.1)%	(15.3)%	—%	21.1%
					Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE (1)	$0.93	$0.02	0.24	$—	$1.19
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,669.6

(1)	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:

October - December 2018	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	4%	4%	—%	8%
Grooming	(9)%	5%	1%	(3)%
Health Care	—%	3%	2%	5%
Fabric & Home Care	2%	3%	1%	6%
Baby, Feminine & Family Care	(1)%	4%	—%	3%
Total P&G	—%	4%	—%	4%

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2019 (Estimate)	(-1)% to 1%	3%	+2% to +4%

(1)
Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile net sales to organic sales.

Core EPS:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2019 (Estimate)	+17% to +24%	(14)% to (16)%	+3% to +8%

(1)
Includes the gain on the dissolution of the PGT Healthcare partnership in 2019 and the impact of U.S. Tax Act and loss on early extinguishment of debt in 2018 and year-over-year changes in incremental non-core restructuring charges.

Total P&G	Core EPS Growth	Currency impact to Core EPS	Currency-Neutral Core EPS Growth
FY 2019 (Estimate)	+3% to +8%	+8%	+11% to +16%
Free cash flow (dollar amounts in millions):

Three Months Ended December 31, 2018
Operating Cash Flow	Capital Spending	Free Cash Flow
$4,007	$(701)	$3,306
Free cash flow productivity (dollar amounts in millions):

Three Months Ended December 31, 2018
Free Cash Flow	Net Earnings	Free Cash Flow Productivity
$3,306	$3,216	103%